Exhibit 5.1

50 North Laura Street, Suite 3900 | Jacksonville, FL 32202 | T 904.353.2000 | F 904.358.1872

Holland & Knight LLP | www.hklaw.com

March 13, 2024

L3Harris Technologies, Inc.

1025 West NASA Blvd.

Melbourne, Florida 32919

Re:	L3Harris Technologies, Inc. — Registration Statement on Form S-3 Senior Debt Securities

Ladies and Gentlemen:

We have acted as special counsel to L3Harris Technologies, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $750,000,000 aggregate principal amount of 5.050% Notes due 2029, $750,000,000 aggregate principal amount of 5.250% Notes due 2031 and $750,000,000 aggregate principal amount of 5.350% Notes due 2034 (the “Notes”). The Notes are being issued under that certain Indenture, dated as of September 3, 2003 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee. The Notes are to be sold as set forth in the Company’s automatic shelf Registration Statement on Form S-3 (Registration No. 333-270103) (the “Registration Statement”) filed on February 28, 2023, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), the Prospectus dated February 28, 2023 (the “Base Prospectus”), the Prospectus Supplement dated March 11, 2024 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), and pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated March 11, 2024, between the Company and BofA Securities, Inc. and J.P. Morgan Securities LLC, on behalf of the several underwriters named therein.

In connection with the foregoing transactions (the “Contemplated Transactions”), we have examined certain records of the Company, certificates of public officials and representatives of the Company, and such other documents as we have deemed relevant for the purposes of the opinions set forth herein.

With respect to various factual matters material to the opinions expressed below, we have relied upon certificates and information furnished by public officials and representatives of the Company.

Atlanta | Austin | Birmingham | Boston | Century City | Charlotte | Chattanooga | Chicago | Dallas | Denver | Fort Lauderdale | Houston | Jacksonville | Los Angeles | Miami | Nashville | New York | Orange County | Orlando | Philadelphia | Portland | Richmond | San Francisco | Stamford | Tallahassee | Tampa | Tysons | Washington, D.C. | West Palm Beach | Algiers | Bogotá | London | Mexico City | Monterrey

L3Harris Technologies, Inc.

March 13, 2024

We have assumed without inquiry or investigation: (i) the legal capacity of each natural person executing the agreements described herein; (ii) the full power and authority of each entity other than the Company to execute, deliver and perform such agreements and each document executed and delivered or to be executed and delivered in connection therewith; (iii) the due authorization, execution and delivery by each entity other than the Company of each such pagreement and each document executed and delivered or to be executed and delivered by such entity; (iv) that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of this opinion letter and no undisclosed prior waiver of any right or remedy contained in any of the documents; (v) the genuineness of all signatures (whether manual, electronic or otherwise) and to the extent that a signature on a document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document; (vi) the completeness of each document submitted to us; (vii) the authenticity of each document reviewed by us as an original; (viii) the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; and (ix) that each certificate or copy of a public record furnished by public officials is accurate, complete and authentic.

In addition, we have assumed that the terms of the Notes will have been established so as not to violate, conflict with or constitute a default under any: (i) agreement or instrument to which the Company is a party or to which its property is subject; (ii) law, rule or regulation to which the Company or any of its property is subject; (iii) judicial or administrative order or decree of any governmental authority; or (iv) consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.

Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered in accordance with the Underwriting Agreement upon payment of the consideration therefor provided for therein, such Notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

The opinions set forth above are subject to the following qualifications and exceptions:

(a)        Our opinions are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other laws.

(b)        Our opinions are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws affecting the rights and remedies of creditors, stakeholders, or classes or groups of creditors or stakeholders generally.

(c)        Our opinions are subject to general principles of equity exercisable in the discretion of a court (including without limitation obligations and standards of good faith, fair dealing, materiality and reasonableness and defenses relating to unconscionability or to impracticability or impossibility of performance).

L3Harris Technologies, Inc.

March 13, 2024

This opinion letter is limited to the matters expressly stated herein, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We hereby consent to the filing of this opinion letter as an exhibit to the above-referenced Registration Statement or the Company’s Current Report on Form 8-K to be filed on or about March 13, 2024, and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement and in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP